Exhibit 99.1

Quintiles 4th Quarter 2014 Results and 2015 Guidance

  22.2% growth in net new business compared to the fourth quarter of 2013 representing a book-to-bill ratio of 1.49
  9.3% constant currency service revenue growth compared to the fourth quarter of 2013
  Fourth quarter diluted adjusted EPS increased 29.1% to $0.71 per share compared to the fourth quarter of 2013
  Fourth quarter GAAP reported diluted EPS increased 25.5% to $0.69 per share compared to the fourth quarter of 2013
  Full year 2015 service revenue guidance of 7.5% to 9.0% constant currency growth compared to full year 2014 and diluted adjusted EPS guidance of $3.02 - $3.13 per share, representing diluted adjusted EPS growth of 12% to 16% compared to full year 2014

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--February 12, 2015--Quintiles Transnational Holdings Inc. (“Quintiles” or the “Company”) (NYSE: Q) today reported its financial results for the quarter ended December 31, 2014.

For the three months ended December 31, 2014, the Company’s service revenues were $1.06 billion which represents growth of 6.0%, or $60.1 million including an unfavorable foreign currency impact of $33.4 million compared to the same period last year. The Company’s growth in service revenues, excluding the impact of foreign currency fluctuations (“constant currency”), was 9.3% with 2.3% growth in the Product Development segment and 33.0% growth in the Integrated Healthcare Services segment.

Adjusted income from operations was $164.2 million in the fourth quarter of 2014, representing growth of 27.1% compared to the same period last year. The adjusted income from operations margin was 15.4%, representing 250 basis points of expansion compared to the same period last year, including 90 basis points from favorable currency fluctuations. Adjusted net income was $91.8 million in the fourth quarter of 2014, representing growth of 25.8% compared to the same period last year. Diluted adjusted earnings per share was $0.71 in the quarter ended December 31, 2014, representing growth of 29.1% compared to the same period last year.

Reported GAAP income from operations was $158.9 million, reported GAAP net income was $88.4 million and reported GAAP diluted earnings per share was $0.69 for the three months ended December 31, 2014. Reconciliations of the non-GAAP measures, including adjusted income from operations, adjusted net income and diluted adjusted earnings per share to the corresponding GAAP measures are attached to this press release.

For the year ended December 31, 2014, the Company’s service revenue growth was 9.4% or $357.5 million including an unfavorable foreign currency impact of $25.7 million compared to 2013. At constant currency, the Company’s service revenues grew 10.1% with 6.3% growth in the Product Development segment and 22.5% growth in the Integrated Healthcare Services segment. Adjusted income from operations for the year ended December 31, 2014 was $599.4 million, representing growth of 18.9% and 120 basis points of margin expansion compared to the same period last year, including 60 basis points of margin improvement from favorable currency fluctuations. Adjusted net income was $353.4 million for the year ended December 31, 2014, representing growth of 33.9% compared to the same period last year. Diluted adjusted earnings per share was $2.70 for the year ended December 31, 2014, representing growth of 31.1% compared to the same period last year. Reported GAAP income from operations was $590.4 million, reported GAAP net income was $356.4 million and reported GAAP diluted earnings per share was $2.72 for the year ended December 31, 2014.

Net new business grew 22.2% compared to the same period last year to $1.59 billion representing a book-to-bill ratio of 1.49 in the quarter ended December 31, 2014. For the year ended December 31, 2014, net new business grew 14.4% compared to 2013 to $5.60 billion representing a book-to-bill ratio of 1.34. The fourth quarter net new business contributed to an ending backlog of $11.24 billion at December 31, 2014.

“A year ago, we said Quintiles was entering 2014 positioned for growth and we achieved that goal by delivering an additional $383 million of constant currency service revenue during 2014 representing growth of 10.1%, net new business growth of 14.4%, and diluted adjusted earnings per share growth of 31.1%. These metrics paint a picture of a strong year for Quintiles,” said Quintiles Chief Executive Officer Tom Pike.

“We are well positioned for the long term with our industry leading backlog. As the leader in biopharmaceutical services, we continue to bring innovative insights and superior delivery of results to the industry to increase the probability of success of our customers. Our 32,000 people are committed to our vision of bringing people and knowledge together for a healthier world.”

The Product Development segment net new business increased 28.0% in the quarter ended December 31, 2014 to $1.23 billion which translates into a book-to-bill ratio of 1.59 for the quarter. Product Development’s service revenues at constant currency grew 2.3%, or $18.0 million during the fourth quarter of 2014 compared to the same period last year. At actual foreign exchange rates, Product Development service revenues were negatively impacted by $18.6 million of unfavorable foreign currency impact resulting in service revenues being flat compared to the same period last year at $774.4 million. The constant currency revenue growth resulted from volume-related increases in clinical solutions and services in Asia and Japan, services provided on a functional resource basis, and clinical trial support services, partially offset by the conclusion of a large clinical solutions project which was delivered throughout 2013. Product Development’s income from operations margin was 21.7% for the fourth quarter, representing an improvement of 200 basis points compared to the same period last year, including 70 basis points from operations at constant currency rates.

The Integrated Healthcare Services segment net new business increased 5.6% in the quarter ended December 31, 2014 to $354 million which translates to a book-to-bill ratio of 1.22 for the quarter. On a constant currency basis, Integrated Healthcare Services’ service revenues increased 33.0% or $75.5 million during the fourth quarter of 2014 compared to the same period last year, including $16.2 million from the Encore acquisition. At actual foreign exchange rates, Integrated Healthcare Services’ service revenues increased 26.5% to $289.6 million inclusive of the negative impact of $14.8 million from unfavorable foreign currency impacts. The constant currency revenue growth resulted from increases in commercial solutions in Japan and North America, growth in real-world and late phase research services partially offset by a decline in commercial solutions in Europe. Integrated Healthcare Services’ income from operations margin was 8.4% at both the actual and constant currency rates for the fourth quarter, representing an improvement of 330 basis points compared to the same period last year.

General corporate and unallocated expenses were $28.2 million during the quarter ended December 31, 2014 compared to $35.4 million for the same period last year.

Interest expense was $26.0 million during the quarter ended December 31, 2014 compared to $26.8 million for the same period last year. Interest expense was slightly lower than the same period in 2013 primarily due to increased borrowings at lower average rates of interest.

The GAAP effective income tax rate was 29.4% for the fourth quarter of 2014 compared to 27.5% for the same period in 2013 and 29.9% for the full year ended December 31, 2014 compared to 29.7% for 2013 as a higher percentage of income was delivered in the United States during the current period and for the full year compared to the same periods last year.

Equity losses of unconsolidated affiliates was $5.4 million during the fourth quarter of 2014 compared to equity earnings of unconsolidated affiliates of $0.5 million for the same period last year. The decline was primarily due to $3.5 million of write-downs incurred on an equity method investment and net current quarter losses from our equity investments.

During the third quarter of 2014, the Company began excluding changes from adjustments to estimated contingent consideration from business combinations from adjusted net income and diluted adjusted earnings per share. All periods presented in the tables accompanying this press release have been adjusted to reflect this change.

Financial Guidance

For 2015, the Company expects to achieve service revenue constant currency growth between 7.5% and 9.0% compared to full year 2014, and diluted adjusted earnings per share of $3.02 to $3.13 per share, representing growth of 12% to 16% with diluted GAAP earnings per share between $2.90 and $3.04 per share, and an annual effective income tax rate estimated at approximately 29.5%. This financial guidance is based on the first of January foreign currency exchange rates, but does not reflect the potential impact of any future equity repurchases.

Webcast & Conference Call Details

Quintiles will host a conference call at 8:00 a.m. EST today to discuss its fourth quarter 2014 financial results. To participate, please dial +1 (855) 484-7367 or +1 (631) 259-7541 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible, live via webcast on the Investors section of the Quintiles website at www.quintiles.com/investors. An archived replay of the conference call will be available online at www.quintiles.com/investors after 1:00 p.m. EST today.

About Quintiles

Quintiles (NYSE: Q), a Fortune 500 company, is the world’s largest provider of biopharmaceutical development and commercial outsourcing services. With a network of more than 32,000 employees conducting business in approximately 100 countries, we helped develop or commercialize all of 2013’s top-100 best-selling drugs on the market. Quintiles applies the breadth and depth of our service offerings along with extensive therapeutic, scientific and analytics expertise to help our customers navigate an increasingly complex healthcare environment as they seek to improve efficiency and effectiveness in the delivery of better healthcare outcomes. To learn more about Quintiles, please visit www.quintiles.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect, among other things, the Company’s current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, market trends or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “guidance,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Actual results may differ materially from the Company’s expectations due to a number of factors, including, but not limited to, that most of the Company’s contracts may be terminated on short notice, and that the Company may be unable to maintain large customer contracts or to enter into new contracts; the Company may under-price its contracts, overrun its cost estimates, or fail to receive approval for or experience delays in documenting change orders; the historical indications of the relationship of backlog to revenues may not be indicative of their future relationship; the Company may be unable to maintain information systems or effectively update them; customer or therapeutic concentration could harm the Company’s business; the Company’s business is subject to risks associated with international operations, including economic, political and other risks such as compliance with a myriad of laws and regulations, complications from conducting clinical trials in multiple countries simultaneously and changes in exchange rates. For a further discussion of the risks relating to the Company’s business, see the “Risk Factors” in Quintiles’ annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC, as such factors may be amended or updated from time to time in Quintiles’ subsequent periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Quintiles’ filings with the SEC. The Company assumes no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

This press release includes adjusted EBITDA, adjusted income from operations, adjusted income from operations margin, adjusted net income and diluted adjusted earnings per share, each of which is a financial measure not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Management believes that these non-GAAP measures provide useful supplemental information to management and investors regarding the underlying performance of the Company’s business operations and are more indicative of core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. These non-GAAP measures are performance measures only and are not measures of the Company’s cash flows or liquidity, nor are they alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Investors and potential investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Internet Posting of Information: The Company routinely posts information that may be important to investors in the 'Investors' section of the Company’s website at www.Quintiles.com. The Company encourages investors and potential investors to consult the Company’s website regularly for important information about the Company.

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QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)
Service revenues	$1,064,045	$1,003,940	$4,165,822	$3,808,340
Reimbursed expenses	347,043	375,245	1,294,176	1,291,205
Total revenues	1,411,088	1,379,185	5,459,998	5,099,545
Costs of revenue, service costs	674,819	641,957	2,684,106	2,471,426
Costs of revenue, reimbursed expenses	347,043	375,245	1,294,176	1,291,205
Selling, general and administrative	225,055	232,797	882,338	860,510
Restructuring costs	5,239	2,174	8,988	14,071
Income from operations	158,932	127,012	590,390	462,333
Interest income	(559)	(1,581)	(3,410)	(3,937)
Interest expense	26,037	26,826	100,589	123,508
Loss on extinguishment of debt	—	3,288	—	19,831
Other expense (income), net	586	(1,563)	(8,978)	(185)
Income before income taxes and equity in (losses) earnings
of unconsolidated affiliates	132,868	100,042	502,189	323,116
Income tax expense	39,007	27,558	150,056	95,965
Income before equity in (losses) earnings
of unconsolidated affiliates	93,861	72,484	352,133	227,151
Equity in (losses) earnings of unconsolidated affiliates	(5,417)	450	4,368	(1,124)
Net income	88,444	72,934	356,501	226,027
Net (income) loss attributable to noncontrolling interests	(18)	62	(118)	564
Net income attributable to Quintiles Transnational
Holdings Inc.	$88,426	$72,996	$356,383	$226,591

Earnings per share attributable to common shareholders:
Basic	$0.70	$0.57	$2.78	$1.83
Diluted	$0.69	$0.55	$2.72	$1.77
Weighted average common shares outstanding:
Basic	125,638	129,187	127,994	124,147
Diluted	128,626	132,861	131,083	127,862

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

			December 31,
			2014	2013
ASSETS
Current assets:
Cash and cash equivalents			$867,358	$778,143
Restricted cash			2,882	2,712
Trade accounts receivable and unbilled services, net			975,255	924,205
Prepaid expenses			44,628	42,801
Deferred income taxes			118,515	92,115
Income taxes receivable			45,357	16,171
Other current assets and receivables			92,088	89,541
Total current assets			2,146,083	1,945,688
Property and equipment, net			190,297	199,578
Investments in debt, equity and other securities			34,503	40,349
Investments in and advances to unconsolidated affiliates			31,508	22,927
Goodwill			464,434	409,626
Other identifiable intangibles, net			280,243	298,054
Deferred income taxes			35,972	32,864
Deposits and other assets			122,792	117,711
Total assets			$3,305,832	$3,066,797

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable			$108,743	$100,616
Accrued expenses			733,644	761,189
Unearned income			543,305	538,585
Income taxes payable			55,694	35,778
Current portion of long-term debt and obligations
held under capital leases			826	10,433
Other current liabilities			29,688	35,646
Total current liabilities			1,471,900	1,482,247
Long-term debt and obligations held under
capital leases, less current portion			2,292,491	2,035,586
Deferred income taxes			61,797	37,541
Other liabilities			183,656	178,908
Total liabilities			4,009,844	3,734,282
Commitments and contingencies
Shareholders’ deficit:
Common stock and additional paid-in capital,
300,000 shares authorized, $0.01 par value,
124,129 and 129,652 shares issued and outstanding
at December 31, 2014 and 2013, respectively			143,828	478,144
Accumulated deficit			(788,798)	(1,145,181)
Accumulated other comprehensive loss			(59,091)	(376)
Deficit attributable to Quintiles Transnational
Holdings Inc.’s shareholders			(704,061)	(667,413)
Noncontrolling interests			49	(72)
Total shareholders’ deficit			(704,012)	(667,485)
Total liabilities and shareholders’ deficit			$3,305,832	$3,066,797

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

			Year Ended
			December 31,
			2014	2013
Operating activities:
Net income			$356,501	$226,027
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation and amortization			121,013	107,504
Amortization of debt issuance costs and discount			6,688	21,825
Share-based compensation			30,001	22,826
Gain on disposals of property and equipment, net			(975)	(1,153)
(Earnings) loss from unconsolidated affiliates			(4,346)	1,004
Gain on investments			(4,797)	(183)
Benefit from deferred income taxes			(6,168)	(24,236)
Excess income tax benefits from share-based award activities			(20,303)	(16,204)
Change in operating assets and liabilities:
Accounts receivable and unbilled services			(78,630)	(151,681)
Prepaid expenses and other assets			(40,832)	(18,576)
Accounts payable and accrued expenses			45,804	107,047
Unearned income			19,943	71,852
Income taxes payable and other liabilities			7,855	47,319
Net cash provided by operating activities			431,754	393,371
Investing activities:
Acquisition of property, equipment and software			(82,650)	(88,347)
Acquisition of businesses, net of cash acquired			(92,201)	(144,970)
Proceeds from disposition of property and equipment			1,611	2,021
Proceeds from sale of equity securities			5,861	60
Investments in and advances to unconsolidated
affiliates, net of payments received			(4,472)	(7,353)
Proceeds from sale of investment in unconsolidated affiliates			—	2,335
Other			(1,263)	78
Net cash used in investing activities			(173,114)	(236,176)
Financing activities:
Proceeds from issuance of debt			275,000	2,060,755
Payment of debt issuance costs			(1,455)	(2,607)
Repayment of debt			(30,157)	(2,444,600)
Proceeds from revolving credit facility			150,000	—
Repayment of revolving credit facility			(150,000)	—
Principal payments on capital lease obligations			(2,612)	(3,812)
Contingent consideration paid			(3,000)	—
Issuance of common stock			—	525,000
Payment of common stock issuance costs			(105)	(35,439)
Stock issued under employee stock purchase and option plans			35,228	12,539
Repurchase of common stock			(415,131)	(6,434)
Repurchase of stock options			(8,415)	(50,649)
Excess income tax benefits from share-based award activities			20,303	16,204
Net cash (used in) provided by financing activities			(130,344)	70,957
Effect of foreign currency exchange rate changes on cash			(39,081)	(17,737)
Increase in cash and cash equivalents			89,215	210,415
Cash and cash equivalents at beginning of period			778,143	567,728
Cash and cash equivalents at end of period			$867,358	$778,143

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATIONS
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)
Service revenues
Product Development	$774,455	$775,009	$3,097,831	$2,919,730
Integrated Healthcare Services	289,590	228,931	1,067,991	888,610
Total service revenues	1,064,045	1,003,940	4,165,822	3,808,340

Costs of revenue, service costs
Product Development	446,445	455,804	1,820,937	1,752,800
Integrated Healthcare Services	228,374	186,153	863,169	718,626
Total costs of revenue, service costs	674,819	641,957	2,684,106	2,471,426

Selling, general and administrative
Product Development	159,981	166,322	631,678	604,663
Integrated Healthcare Services	36,950	31,068	140,019	127,860
General corporate and unallocated	28,124	35,407	110,641	127,987
Total selling, general and administrative	225,055	232,797	882,338	860,510

Income from operations
Product Development	168,029	152,883	645,216	562,267
Integrated Healthcare Services	24,266	11,710	64,803	42,124
General corporate and unallocated	(28,124)	(35,407)	(110,641)	(127,987)
Restructuring costs	(5,239)	(2,174)	(8,988)	(14,071)
Total income from operations	$158,932	$127,012	$590,390	$462,333

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Adjusted EBITDA
Net income attributable to Quintiles Transnational Holdings Inc.	$88,426	$72,996	$356,383	$226,591
Net income (loss) attributable to noncontrolling interests	18	(62)	118	(564)
Interest expense, net	25,478	25,245	97,179	119,571
Income tax expense	39,007	27,558	150,056	95,965
Depreciation and amortization	31,900	30,554	121,013	107,504
Restructuring costs	5,239	2,174	8,988	14,071
Management fees (1)	—	—	—	27,694
Loss on extinguishment of debt	—	3,288	—	19,831
Other expense (income), net	586	(1,563)	(8,978)	(185)
Equity in losses (earnings) from unconsolidated affiliates	5,417	(450)	(4,368)	1,124
Adjusted EBITDA	$196,071	$159,740	$720,391	$611,602

Adjusted Income from Operations
Income from operations, as reported	$158,932	$127,012	$590,390	$462,333
Restructuring costs	5,239	2,174	8,988	14,071
Management fees (1)	—	—	—	27,694
Adjusted income from operations	$164,171	$129,186	$599,378	$504,098

Adjusted Net Income
Net income attributable to Quintiles Transnational Holdings Inc.	$88,426	$72,996	$356,383	$226,591
Restructuring costs	5,239	2,174	8,988	14,071
Management fees (1)	—	—	—	27,694
Loss on extinguishment of debt	—	3,288	—	19,831
Adjustment to estimated contingent consideration (2)	—	(3,455)	(8,839)	(4,910)
Tax effect of adjustments (3)	(1,816)	(2,001)	(3,114)	(22,304)
Other income tax adjustments (4)	—	—	—	3,057
Adjusted net income	$91,849	$73,002	$353,418	$264,030

Diluted weighted average common shares outstanding	128,626	132,861	131,083	127,862
Diluted adjusted earnings per share	$0.71	$0.55	$2.70	$2.06

(1) Management fees were previously paid to affiliates of certain of the Company’s shareholders pursuant to a management agreement. The year ended December 31, 2013 includes a $25.0 million fee paid in connection with the termination of the management agreement.

(2) During the third quarter of 2014, the Company began excluding changes from adjustments to estimated contingent consideration from business combinations from adjusted net income and diluted adjusted earnings per share. Consistent with the other adjustments to adjusted net income and diluted adjusted net income per share, management believes that changes to the estimated value of contingent consideration are not indicative of its core operating results as the fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business.

(3) The tax effect of adjustments was based on the income tax rate of the respective transactions, which was 38.5%, with the exception of i) restructuring costs which were tax effected at 34.7% and 32.3% during the three months ended December 31, 2014 and 2013, respectively, and 34.6% and 28.2% during the year ended December 31, 2014 and 2013, respectively and ii) contingent consideration which is not tax effected as it represents a permanent difference between book and tax income.

(4) Other income tax adjustments remove the impact of certain discrete adjustments on the Company’s income tax expense. The Company’s effective income tax rate in the 2013 periods was impacted by the Company’s change in assertion regarding the undistributed earnings of most of the Company’s foreign subsidiaries, which are now considered to be indefinitely reinvested outside of the United States. As a result of the assertion change, in the second quarter of 2013, the Company recorded an $8.1 million discrete income tax benefit to reverse the deferred income tax liability previously recorded on undistributed foreign earnings. In addition, in the second quarter of 2013, the Company settled certain intercompany notes that had previously been considered long term investments, which resulted in an $11.2 million discrete income tax expense.

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(in millions, except per share data)
(unaudited)

Reconciliation of GAAP to Non-GAAP Full Year 2015 Guidance
			Diluted Adjusted
	Adjusted Net Income		Earnings Per Share
	Low	High	Low	High
Net income attributable to Quintiles and diluted earnings per share	$371	$389	$2.90	$3.04
Restructuring costs	23	18	0.18	0.14
Tax effect of adjustments (1)	(8)	(6)	(0.06)	(0.05)
Adjusted net income and diluted adjusted earnings per share	$386	$401	$3.02	$3.13

(1) Restructuring costs are tax effected at approximately 34.0%.

CONTACT:
Quintiles Transnational Holdings Inc.
Media Relations:
Phil Bridges, +1-919-998-1653
phil.bridges@quintiles.com
Mobile: +1-919-457-6347
or
Investor Relations:
Karl Deonanan, +1-919-998-2789
InvestorRelations@quintiles.com